Exhibit 99.2

Joint Filers’ Names and Addresses

1. HOV Capital III LLC

2. Adesi 234 LLC

3. HOF 2 LLC

4. HOVS LLC

5. HOV Services Ltd

6. HandsOn Fund 4 I LLC

7. HandsOn Global Management, LLC

8. HandsOn 3, LLC

The business address for each of the above reporting persons is:

8550 West Desert Inn Road, Suite 102-452

Las Vegas, NV 89117